Consent of independent registered public accounting firm

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-1/A of our report dated March 30, 2012, relating to the consolidated financial statements of Western Capital Resources, Inc. and Subsidiaries appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota

September 18, 2012

Accounting & Auditing ô Tax ô Private Investment Banking ô Actuarial & Benefits Consulting ô Valuation & Litigation Support

LBL Leadership Consulting ô Entrepreneurial Services ô China Strategies Consulting ô LBL Technology Partners